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Exhibit (a)(1)

Recommendation to Limited Partners



October 9, 1997


To the Limited Partners
of Tower Park Marina Investors L.P.
(formerly PS Marina Investors I)

We recently became aware of a tender offer by Peachtree Partners to purchase units of Tower Park Marina Investors L.P. for $20 per unit. We strongly urge that you NOT accept this offer as it is significantly below the value at which
these units have recently   traded.

If you have any questions or would like any additional information, please feel free to call me at (818) 907-0400 ext. 243.

Sincerely,
WESTREC INVESTORS, INC.
General Partner



By: /s/ JEFFREY K. ELLIS
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     Jeffrey K. Ellis
     Vice President